UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 15, 2017
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Litigation Related to the San Bruno Accident and Natural Gas Spending

As previously disclosed, there are seven shareholder derivative lawsuits seeking recovery on behalf of PG&E Corporation and Pacific Gas and Electric Company (“Utility”), a subsidiary of PG&E Corporation, for alleged breaches of fiduciary duty by certain current and former officers and directors (the “Individual Defendants”) of PG&E Corporation and the Utility, among other claims.  Also as previously disclosed, four of the cases were consolidated as the San Bruno Fire Derivative Cases and are pending in the Superior Court of California, County of San Mateo (the “Court”).  The remaining three cases are Tellardin v. Anthony F. Earley, Jr., et al., Iron Workers Mid-South Pension Fund v. Johns, et al., and Bushkin v. Rambo, et al. (the “Additional Derivative Cases”).

On March 15, 2017, the parties in the San Bruno Fire Derivative Cases filed with the Court a settlement that they reached to resolve the consolidated shareholder derivative lawsuit and certain additional claims against the Individual Defendants.  Pursuant to the settlement stipulation:

−
the Individual Defendants’ directors and officers liability insurance carriers will pay $90 million to PG&E Corporation within eleven (11) business days of the entry of the judgment approving settlement in the San Bruno Fire Derivative Cases;

−	PG&E Corporation and the Utility will implement certain corporate governance therapeutics; and
−	the Utility will implement certain gas operations therapeutics, at an estimated cost of up to approximately $32 million.

In addition, PG&E Corporation agreed to pay any fee and expense award that the Court may grant to counsel for the plaintiffs in the San Bruno Fire Derivative Cases in an amount not to exceed $25 million for fees and $500,000 for expenses.  PG&E Corporation and the Utility have also agreed, under their indemnification obligations to the Individual Defendants, to pay the Individual Defendants’ costs, fees, and expenses incurred in connection with responding to, defending and settling the San Bruno Fire Derivative Cases and the Additional Derivative Cases, and certain fees and expenses for investigating these claims, up to $18.3 million.  Most of the $18.3 million already has been paid and was reflected in PG&E Corporation’s and the Utility’s financial statements through December 31, 2016.

The settlement is expressly conditioned on, among other things, the Additional Derivative Cases being dismissed with prejudice, which condition can only be waived by PG&E Corporation and a majority of the Individual Defendants.

The settlement is subject to the Court’s approval and its terms may change as a result of the settlement approval process.  The Court scheduled a preliminary settlement approval hearing for April 21, 2017.  PG&E Corporation expects that the final approval hearing will be held during the second or third quarter of 2017.  If the Court approves the settlement and enters a judgment substantially in the form requested by the parties, the settlement will become effective when certain conditions specified in the settlement stipulation are satisfied, including the expiration of any right to appeal the judgment.

As indicated in the settlement stipulation, on November 17, 2015, PG&E Corporation’s Board of Directors adopted a resolution appointing a special litigation committee of the Board (the “SLC”) to, among other things, review, analyze and investigate the claims alleged in the San Bruno Fire Derivative Cases and the Additional Derivative Cases.  The SLC has concluded that the terms of the settlement are fair and reasonable and in the best interests of PG&E Corporation and its shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

	By:	/s/ LINDA Y.H. CHENG
Dated: March 15, 2017		LINDA Y.H. CHENG
Vice President, Corporate Governance and
Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

	By:	/s/ LINDA Y.H. CHENG
Dated: March 15, 2017		LINDA Y.H. CHENG
Vice President, Corporate Governance and
Corporate Secretary